Exhibit 10.25

CONFIDENTIAL TREATMENT REQUESTED

EXCLUSIVE DISTRIBUTION AGREEMENT

between

MACROPORE BIOSURGERY, INC

a Delaware Corporation

(“MacroPore”)

and

SENKO MEDICAL TRADING CO.

a Japanese Corporation

(“Senko”)

***         Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”).  This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.

EXCLUSIVE DISTRIBUTION AGREEMENT

TABLE OF CONTENTS

Section

1.	Certain Definitions
	1.1	Affiliate of Senko
	1.2	Commercialization
	1.3	Commercialization Date
	1.4	Field of Use
	1.5	Gross Annual Sales
	1.6	Products
	1.7	Spinal Field
	1.8	Territory

2.	Distributorship
	2.1	Exclusive Appointment
	2.2	Acceptance of Exclusive Appointment
	2.3	Payment for Distribution rights
	2.4	Competing Products
	2.5	Independent Contractor
	2.6	Promotional Duties

3.	Minimum Purchases and Sales of Products
	3.1	Minimum Purchase Requirements
	3.2	Minimum Product Sales
	3.3	Reductions in Quota
	3.4	Samples

4.	Payment for Products, Terms & Restrictions
	4.1	Product Prices
	4.2	Payment Terms
	4.3	Purchase Orders
	4.4	Senko’s Forecasts
	4.5	Invoices
	4.6	Late Payment
	4.7	Exchange Control Restrictions
	4.8	Production and Supply of Products
	4.9	Product Packaging
	4.10	Title and Risk of Loss
	4.11	United States Export Controls
	4.12	Product Changes

5.	Payments in The Form of a Royalty

i

	5.1	Payments in The Form of a Royalty
	5.2	Quarterly Royalty Reports
	5.3	Quarterly Royalty Fee Payments
	5.4	Document Retention
	5.5	Document Inspection

6.	Regulatory Matters
	6.1	MacroPore Responsibilities
	6.2	Senko Responsibilities
	6.3	Regulatory Filing Milestone
	6.4	Regulatory Clearance Milestone

7.	Examination and Audit of Senko Information
	7.1	Accounting Cooperation

8.	Representations and Warranties of Senko

9.	Representations and Warranties of MacroPore

10.	Confidential Information
	10.1	Definition
	10.2	Non-Disclosure
	10.3	Injunctive Relief

11.	Warranty

12.	Trademarks
	12.1	MacroPore’s Marks
	12.2	Use of MacroPore’s Marks by Senko
	12.3	Acknowledgment of Ownership
	12.4	Form of Use
	12.5	Submissions
	12.6	Registration
	12.7	Infringement Information
	12.8	Termination of Use

13.	Patent Ownership and Rights to Inventions
	13.1	No Ownership By Senko
	13.2	New Inventions/Improvements
	13.3	Obligations of Employees

14.	Infringement of Third Party Rights
	14.1	Patent Rights
	14.2	Ownership
	14.3	Protection of MacroPore’s Intellectual Property and Improvements

ii

15.	Third Party Infringers

16.	Claims
	16.1	Product Liability Claims
	16.2	Notice from Senko
	16.3	Indemnification by Senko
	16.4	Indemnification by MacroPore

17.	Insurance

18.	Term

19.	Termination

20.	Effect of Termination
	20.1	Effect of Full Termination
	20.2	Effect of Partial Termination

21.	Excusable Delays

22.	General Provisions
	22.1	Successors and Assigns
	22.2	Notices
	22.3	Governing Law
	22.4	Resolution of Disputes
	22.5	Headings
	22.6	Construction
	22.7	Waiver and Amendment
	22.8	Severability
	22.9	Cooperation
	22.10	Counterparts
	22.11	Entire Agreement

Schedules

	12	Trademarks
	22.2	Addresses

iii

EXCLUSIVE DISTRIBUTION AGREEMENT

THIS EXCLUSIVE DISTRIBUTION AGREEMENT (this “Agreement”) is made and entered into effective as of the date the last party hereto signs as shown on the signature page (“Effective Date”), and is by and between MacroPore Biosurgery, Inc., a Delaware corporation (“MacroPore”), and Senko Medical Trading Co., a Japanese Corporation (“Senko”).

R E C I T A L S:

WHEREAS, MacroPore desires to have Senko develop demand for and sell Products (as defined herein) within the Territory (as defined herein), and to appoint Senko to act as the exclusive distributor of Products in the Territory; and

WHEREAS, Senko desires to engage in the sale and distribution of Products within the Territory and to be designated as the exclusive distributor of Products in the Territory and has the expertise, staff, experience and has made the necessary investments to carry out the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, MacroPore and Senko hereby agree as follows:

1.                                       Certain Definitions.  As used in this Agreement, the terms set forth below shall have the following meanings:

1.1                                 “Affiliate of Senko” shall mean  any (natural or legal) person that directly, or indirectly through one or more intermediaries, controls, or is controlled by Senko, or is under common control with, the person specified. “Control” shall mean ownership of more than 20% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 20% of the voting power in the case of a business entity other than a corporation.

1.2                                 “Commercialization” shall mean the formal listing of registration and reimbursement points for the first Product (defined below) so listed with the Japanese Ministry of Health, Labour and Welfare (“MHLW”) as specially defined in Section 6.1(a) of this Agreement.

1.3                                 “Commercialization Date” shall mean the date upon which Commercialization has occurred as specially defined in Section 6.1(a) of this Agreement.

1.4                                 “Field of Use” shall mean the MacroPore Thin film technology (SurgiWrap/CardioWrap) for use in anti-adhesion, soft tissue support and minimizing the attachment of soft tissues through out the body.  Field of Use does not include applications in the Spinal Field.

1.5                                 “Gross Sales” shall mean the total amount of money and/or the value of other consideration received by Senko and/or Senko Medical Instrument Mfg. Co., Ltd. for the sale and/or distribution of Product (excluding the amount and/or value received by Senko from Senko Medical Instrument Mfg. Co., Ltd.); provided, however, that in case the Product is sold by Senko or Senko Medical Instrument Mfg. Co., Ltd. to any Affiliate of Senko (other than these two companies), the Gross Sales shall be calculated on the basis of 70% of the reimbursement points which shall be deemed to be the fair market price rather than the actual transfer price. .

1.6                                 “Product(s)” shall mean the specialized bioresorbable polymeric thin film medical products manufactured or marketed by MacroPore on the date of this Agreement including the “SurgiWrap” and “CardioWrap” products, and such additional items as may be added to the definition of “Products” by mutual agreement in writing between the parties hereto.

1.7                                 “Spinal Field” shall mean all applications (including but not limited to: anti-adhesion, anti-scarring, minimizing the attachment of soft tissues, or soft tissue support) related to the anatomy of the spine including, but not limited to, applications in the following: spinal fixation, stabilization and/or fusion, spinal cord coverings, exiting nerve root coverings, cauda equina coverings, lamina coverings and vertebral column-cervical, thoracic, lumbar and sacral.  The spinal field does not include distal peripheral nerve and other structures extrinsic and distal to the spine.

1.8                                 “Territory” shall mean the country of Japan.

2.                                       Distributorship.

2.1                                 Exclusive Appointment. Upon the terms and subject to the conditions contained herein, MacroPore hereby appoints Senko as its exclusive distributor of Products in the Territory for the Field of Use. By said appointment, MacroPore (a) grants Senko the exclusive right to purchase Products from MacroPore for resale and distribution in the Territory within the Field of Use, (b) agrees not to sell, distribute or otherwise make available (for remuneration or gratuitously) Products directly into the Territory other than to Senko, and (c) agrees not to knowingly, directly, or indirectly, sell, distribute or otherwise make available (for remuneration or gratuitously) Products to persons outside the Territory for the purpose of resale into the Territory within the Field of Use.

2.2                                 Acceptance of Exclusive Appointment.  Senko hereby accepts appointment as MacroPore’s exclusive distributor of Products in the Territory, as provided in Section 2.1 above, and agrees fully and faithfully to perform and discharge all of its duties, obligations and responsibilities as set forth in this Agreement.  Senko agrees that it shall not purchase Products for resale into or distribution in the Territory from any source beside MacroPore. Senko agrees that it shall not directly or indirectly sell, distribute or otherwise make available (for remuneration or gratuitously) Products outside the Territory or outside the Field of Use, or sell, distribute or otherwise make available (for remuneration or gratuitously) Products to persons for the purpose of active resale or distribution (whether for remuneration or gratuitously) outside the Territory or outside the Field of Use.  SENKO ACKNOWLEDGES AND AGREES THAT SALES AND DISTRIBUTION OF PRODUCTS OUTSIDE OF THE TERRITORY OR OUTSIDE THE FILED OF USE MAY RESULT IN THE LOSS OF ALL RIGHTS GRANTED TO IT BY THIS AGREEMENT AS PRESCRIBED IN SECTIONS 19 & 20 BELOW.

2.3                                 Payment for Distribution Rights.  In consideration of Senko’s rights hereunder, Senko shall, within ten Japanese business days after the date hereof, pay MacroPore the sum of One Million Five Hundred Thousand Dollars ($1,500,000). This distribution rights fee is fully earned after the initial three (3) years after the Commercialization Date. In addition:

(a)                                  If it is determined in good faith by the parties that Commercialization of the Products is unobtainable, then 50% of the distribution rights  fee will be returned to Senko.

(b)                                 If MacroPore terminates the Agreement at any time within the initial three (3) years post Commercialization, for any reason except for a material breach by Senko, a pro-rata share of the distribution rights fee will be returned.

2.4                                 Competing Products.  During the term of this Agreement, Senko shall not, and shall cause its officers, directors, employees, agents or representatives including Senko Medical Instrument Mfg. Co., Ltd  (collectively, “Agents”), and any entity in which Senko has a controlling ownership interest, directly or indirectly, not to, directly or indirectly, promote, sell or distribute products within the Territory which are competitive with the Products so long as the Products are competitive in the Field of Use in the Territory.

2.5                                 Independent Contractor.  The relationship of MacroPore and Senko established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (a) give either party hereto the power to direct and control the day-to-day activities of the other, or (b) constitute the parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking.  Neither party hereto nor any of its Agents is the representative of the other party for any purpose except as expressly set forth in this Agreement, and has no power or authority as agent, employee or in any other capacity to represent, act for, bind or otherwise create or assume an obligation on behalf of the other for any purpose whatsoever.  All financial obligations associated with Senko’s business are the sole responsibility of Senko.  All sale and other agreements between Senko and its customers are Senko’s exclusive responsibility and shall have no effect on Senko’s obligations under this Agreement.

2.6                                 Promotional Duties.

(a)                                  Senko shall (i) exert its best efforts to introduce and diligently promote, sell and service the Products within the Territory, including, without limitation, the full and complete attainment of the Minimum Purchase Guarantee as set forth below in Section 3.1, (ii) make use of, and disseminate to its customers, all promotional materials supplied by MacroPore, and (iii) cooperate with MacroPore in activities directed toward the promotion, sales and servicing of the Products, including but not limited to Senko’s translation of product literature for the Products in the Japanese language and attaching Product updates, literature, etc. with Products sold in the Territory as reasonably requested by MacroPore or required by the responsible governmental authorities, provided that MacroPore shall be allowed final review of all product translations and modified marketing literature prior to distribution of such materials, and (iv) support interest in the Products by representing the Products at major trade shows in the Territory selected by Senko where similarly applicable products are promoted.

(b)                                 Senko and its staff shall be conversant with the technology and language relating to the Products, and shall develop sufficient knowledge of the industry of MacroPore, the Products (including their specifications, features and benefits) and products competitive with the Products, so as to be able to explain in detail to potential customers the differences between the Products and such competitive products.  Senko shall conduct such sales training of its personnel as may be necessary to impart such knowledge, and shall extend commercially reasonable cooperation to MacroPore in any product education programs which it may establish.

(c)                                  Senko shall be obligated to attend training sessions held by MacroPore at mutually agreed locations not more than once annually.  Travel, lodging and related expenses shall be borne by Senko.  Senko shall train and maintain a sufficient number of capable personnel (i) to service the demands and needs for marketing and supporting the Products within the Territory, and (ii) to otherwise carry out the obligations and responsibilities of Senko under this Agreement.

(d)                                 Senko shall at all times display, demonstrate and otherwise represent the Products fairly in comparison with competitive products from other manufacturers, shall make no false or misleading representations to customers or other persons with regard to the Products or MacroPore, and shall not make any representations with respect to the specifications, features or capabilities of the Products which are not consistent with those described in literature distributed by MacroPore.

3.                                       Minimum  Purchases and Sales of Products.

3.1                                 Minimum Purchase Requirements.

(a)                                  During the first three years after the Commercialization Date, Senko shall purchase a minimum of ******* units of Product from MacroPore (the “Minimum Purchase Guarantee”).

* *** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

(b)                                 Within the first year after Commercialization, both parties agree to have an opportunity to assess the Minimum Purchase Guarantee in relation to the second and third year, and in good faith, mutually agree to at the time of such assessment make any indicated upward or downward correction in the Minimum Purchase Guarantee for observed market response to the Products, changes of reimbursement points, changes in the $/Yen exchange rate.

(c)                                  For each year following the third year after Commercialization the parties shall reach a mutually agreed minimum purchase guarantee prior to the commencement of that year.

3.2                                 Minimum Product Sales.  Notwithstanding Section 3.1 (a) and (b), if Senko fails to sell ******* units of Product in the Territory in the first three (3) years after Commercialization (the “Minimum Sales Guarantee”), Senko agrees that MacroPore may, in its sole discretion, elect to reduce the distribution rights of Senko to non-exclusive in the Territory for the remainder of the Term of Senko’s distribution rights under this Agreement. In the event that such rights reduction occurs, MacroPore may then sell Products in the Territory through other distribution channels in parallel to Senko.

3.3                                 Reductions in Quota.  Notwithstanding the provisions of Sections 3.1 and 3.2, the Minimum Purchase Guarantee and the Minimum Sales Guarantee for any period shall be reduced (a) in the case of subpart (i) below, by an amount equal to 1.5 times the aggregate number of units of Product not supplied by MacroPore against purchase orders issued by Senko in accordance with Section 4.3, and (b) in the case of subpart (ii) below, by an amount equal to 1.5 times the aggregate number of units  of Product affected by such recall or withdrawal:

(i)                                     If MacroPore materially and substantially fails for any reason to deliver ordered Products by the date scheduled for delivery thereof pursuant to purchase orders issued by Senko in accordance with Section 4.3, including but not limited to a failure to deliver Products that conform to the then current specifications and such failure is not cured within 30 days; or

(ii)                                  If a Product covered by this Agreement is recalled from the market or withdrawn from sale for reasons of product safety or quality as determined by any applicable governmental authority or by the mutual agreement of the parties.

3.4                                 Samples.  MacroPore will provide Senko with an appropriate number of samples at mutually agreed upon sample prices, for assisting Senko in mutually agreed upon sales activities.  A formula of supply will be determined in good faith discussions between the parties.

* *** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

4.                                       Payment for Products, Terms & Restrictions.

4.1                                 Product Prices.  Product will be transferred at  a transfer price of FOB (San Diego) $******* (USD) per sheet for 130mm x 200mm and FOB (San Diego) $****** (USD) for 100mm x 130mm. In the event of reasonably unforeseen substantial changes in terms of the USD/Yen exchange rate, reimbursement rates, or manufacturing costs which substantially influence the business of either party, both parties agree to discuss in good faith and mutually determine an equitable price adjustment formula to moderate the negative effects to the party so impacted by such changes. The application of such formula may result in a higher or lower transfer price. In addition to such transfer price, Senko must also make the payments in the form of a Royalty as described in Section 5.

4.2                                 Payment Terms.  All payments by Senko under this Agreement shall be made in United States Dollars, free of all withholdings, and shall not be reduced by any exchange or collection charges or by any taxes imposed under the laws of any country other than the United States of America, and shall be due and payable within forty-five (45) days of invoice.

4.3                                 Purchase Orders.  Senko shall submit purchase orders for Products to MacroPore in writing, whether by mail, telecopier, telegram or otherwise.  Each purchase order shall, at a minimum, set forth the product numbers, quantities, delivery dates, shipping instructions and shipping addresses for all Products ordered.  Each purchase order shall be subject to and governed by the terms of this Agreement.  Purchase orders shall be binding upon Senko and MacroPore to the extent that they comply with all of the terms of the Agreement. The terms and conditions of this Agreement shall so govern and supersede any additional or contrary terms set forth in Senko’s purchase order or any MacroPore or Senko acceptance, confirmation, invoice or other document unless duly signed by an officer of Senko and an officer of MacroPore and expressly stating and identifying which specific additional or contrary terms shall supersede the terms and conditions of this Agreement.  Senko will place orders at least sixty (60) days in advance of the earliest scheduled delivery date.  Senko may cancel or reschedule purchase orders for Products only with MacroPore’s prior written approval.  Notwithstanding the foregoing, any purchase order may be cancelled by Senko as to any Products that are not delivered within 60 days after the delivery date requested by Senko pursuant to a purchase order, and any such cancellation shall not limit or affect any contract remedies available to Senko with respect thereto. Any such cancellation by Senko must be by written notice to MacroPore given within 10 business days after such 60th day.

4.4                                 Senko’s Forecasts.  Senko shall provide MacroPore with a six-month sales plan to be mutually agreed upon indicating by month the number of Products

* *** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

anticipated to be sold by Senko or purchased by Senko for use as samples in the Territory.  The Plan shall be updated by Senko twice per year, for a rolling successive six-month period.  Each Plan shall be used for purposes of facilitating Senko’s marketing plans, MacroPore’s manufacturing plans, and meeting the lead times required by certain of MacroPore’s suppliers, but are not legally binding on Senko or MacroPore in any manner.

4.5                                 Invoices.  MacroPore shall invoice Senko for the purchase price of the Products upon MacroPore’s delivery FOB (San Diego) of such Products to Senko’s carrier.

4.6                                 Late Payment.  If Senko fails to pay to MacroPore any amount when due, in addition to any other remedies of MacroPore, Senko agrees to pay interest on the overdue balance at the rate of eight and one-half (8.5%) per annum or, if such rate exceeds the maximum rate permitted by law, Senko shall pay interest on such overdue balance at the maximum rate permitted by law.  Payments received from Senko when any overdue balance exists shall be applied first against accrued interest.

4.7                                 Exchange Control Restrictions.  If, because of exchange control restrictions in the Territory, Senko is unable to make any payment when due in United States Dollars and free of any exchange or collection charges and of any taxes imposed under the laws of any country other than the United States of America, Senko shall, upon written instructions from MacroPore, deposit such payment in the name of MacroPore or its nominee in such bank or other institution in the Territory and in such type of account as shall be specified by MacroPore.  MacroPore shall be entitled to all interest earned on such deposited amounts.

4.8                                 Production and Supply of Products.  During the term of this Agreement or thereafter, MacroPore reserves the right, without obligation or liability to Senko, to manufacture, produce, assemble, warehouse or source the Products at any worldwide location, including locations outside of the United States of America and locations within or outside the Territory unless it may adversely affect the regulatory status of Products under the Shonin (as defined in Section 6.1(a)) and/or the incessant supply of the Products to Senko.

4.9                                 Product Packaging.  MacroPore agrees to cause the Products to be packed pursuant to its standard export procedure and to deliver the Products to Senko in accordance with the terms of each purchase order in so far as such purchase order complies with the terms of this Agreement. The above notwithstanding, it is the obligation of the Senko to inform and assist MacroPore in complying with regulations on this and other requirements relating to the importation of Products into the Territory.

4.10                           Title and Risk of Loss.  Title to Products and all risk of loss shall pass from MacroPore to Senko at the time and place of MacroPore’s delivery of Products to Senko, FOB Shipping Point with a carrier specified by or reasonably acceptable to

Senko.  Senko shall be solely responsible for insuring Products after shipment to Senko, FOB Shipping Point.

4.11                           United States Export Controls.  MacroPore’s obligation to sell and deliver Products to Senko shall be subject in all respects to such laws and regulations of the United States of America as shall from time to time govern the sale and delivery of goods abroad by persons subject to the jurisdiction of the United States of America.  Senko shall not directly or indirectly export, re-export or transship any of the Products, even though otherwise permitted by this Agreement or by subsequent authorization from MacroPore, except as shall be permitted by the laws and regulations of the United States of America in effect from time to time.  (MacroPore shall endeavor to keep Senko informed of changes in such laws and regulations, but assumes no obligation to do so.)  Upon the reasonable request by MacroPore, Senko shall give written assurances against such export, re-export or transshipment.

4.12                           Product Changes.   MacroPore shall not, without Senko’s prior written consent, modify the specifications for a Product in a manner that materially affects the performance or regulatory approval status of the Product or materially increases Senko’s costs or expenses.

5.                                       Payments in the Form of a Royalty.

5.1                                 Payments in the Form of a Royalty.   In consideration for MacroPore’s sale of products and grant of exclusivity and other rights to Senko hereunder, Senko agrees to pay to MacroPore, in addition to the transfer price in Section 4, payments in the form of a royalty (hereafter “royalty” or “royalties”) in the amount of 5% of  Senko’s Gross Sales for a period of three (3) years from the Commercialization Date.

5.2                                 Quarterly Royalty Reports.  Beginning on Commercialization, and covering the period of the royalty obligation provided in Section 5.1,  Senko will make quarterly fee reports to MacroPore on or before each January 21 (for the quarter ending December 31), April 21 (for the quarter ending March 31), July 21 (for the quarter ending June 30) and October 21 (for the quarter ending September 30) of each year.  Each fee report will cover Senko’s most recently completed calendar quarter and will, at a minimum, show:

(a)                                  The gross invoice prices for all Products sold in the Territory and any payments thereon and other income (received by Senko and/or Senko Medical Instrument Mfg. Co., Ltd.) for those Products sold during the reporting period;

(b)                                 The total royalty fees due, in Japanese Yen, payable to MacroPore for the quarter being reported;

(c)                                  The amount of the cash and the amount of the cash equivalent of the non-cash consideration including the method used to calculate the non-cash consideration; and

(d)                                 Any other information reasonably necessary to confirm Senko’s calculation of its royalty obligations hereunder.

5.3                                 Quarterly Royalty Fee Payments.  All fees payable to MacroPore pursuant to this Section 5 shall be paid simultaneously with the delivery of the quarterly report with which they correspond in Japanese YEN unless otherwise specified in writing.

5.4                                 Document Retention.  Senko will keep accurate books and records showing all Products sold in or for the Territory sufficient to verify the quarterly reports required in Section 5.2. Such books and records will be preserved for at least three (3) years after the date of the payment to which they pertain.

5.5                                 Document Inspection.  The books and records required to be maintained pursuant to Section 5.4 will be open to inspection by experts appointed by MacroPore and bound by their obligation to professional secrecy not more than once per calendar year, upon reasonable notice, at reasonable times and in a manner that is not disruptive to the conduct of operations of Senko, to determine their accuracy and assess Senko’s compliance with the terms of this Agreement.  MacroPore shall bear the fees and expenses of such examination.  If, however, an error in fees is discovered in any examination, and the correction of such error would result in an additional payment to MacroPore of more than five percent (5%) of the total fees due for any year, then Senko shall bear the fees and expenses related to such examination.

6.                                       Regulatory Matters.

6.1                                 MacroPore Responsibilities.

(a)                                  MacroPore will be responsible to obtain regulatory approval (“Shonin”) under Manufacturing Approval of Foreign Manufactured Medical Devices and retain In-Country Caretaker (ICC).  MacroPore shall be responsible for all preparation and translation of the regulatory application materials as well as any necessary product testing, pre-clinical and/or clinical trials. MacroPore will apply for the Shonin and reimbursement points as a bioresorbable barrier for adhesion prevention, adhesion control  and adhesion reduction. The application will cover general, OB/GYN and cardiac surgeries. Nevertheless, the product registration/reimbursement will be considered complete (or “formally listed”) if one or more of the above specified surgical areas (general, OB/GYN and cardiac) are approved with a regulatory clearance for adhesion prevention, or, adhesion control and adhesion reduction, or, with a clearance equal to or greater than the 510 K clearance received by MacroPore on September 22, 2003 for the minimization of attachment of soft tissue (“MAST”) in the U.S. and reimbursement points are established based upon the clearance achieved; provided, however, that MacroPore agrees that the Minimum Purchase Guarantee and the Minimum Sales Guarantee shall be reduced appropriately by consultation with Senko, in good faith, taking into account the market size for each area in the Territory if any one of the three surgical areas fails to be approved or reimbursement points are not established for any one of said surgical areas as of the Commercialization Date.

(b) MacroPore shall be responsible for obtaining all necessary export licenses and permits as may be required to export the Products from the country of manufacture into the Territory.  Senko shall cooperate fully with MacroPore in its efforts to obtain any such approvals.

(c) MacroPore shall be responsible for compliance with present and future applicable statutes, laws, ordinances and regulations of national, federal, state and local governments now or hereafter in effect relating to the design, manufacture and/or quality of Products.  Without limitation of the foregoing, MacroPore represents and warrants to Senko that all Products sold and delivered to Senko under this Agreement will have been designed, manufactured and labeled in accordance with all applicable requirements. MacroPore shall inform Senko of all serious and relevant adverse experience outside the Territory as soon as possible whenever MacroPore becomes aware of such experiences. MacroPore also shall inform Senko of any matters required so that Senko will be able to observe the Good Manufacturing Practice for Import (GMPI) imposed in the Territory. The GMPI agreement shall be otherwise discussed and signed by both parties, but it is expressly agreed and understood that the terms of this Agreement shall supercede and be controlling over any conflicting or contrary terms found in the GMPI Agreement.

(d) MacroPore at its expense will provide Senko with any applicable surgical procedure manuals and a reasonable and agreed level of sales and technical training for Senko’s dedicated sales personnel for Products and other appropriate Senko personnel. MacroPore and Senko will work together to provide training to Physicians in the Territory at least once annually at a location reasonably satisfactory to the parties. Each party shall bear their own expenses for the provision of such training, and the training sessions shall accommodate up to (50) Physicians.  MacroPore shall not be required to pay any attending Physicians expenses (e.g. travel, accommodations, compensation etc…) related to attending such training.

(e) MacroPore will work jointly with Senko in the preparation of mutually acceptable Product packaging and labeling. MacroPore will provide its standard operations and technical manuals to be modified by Senko for use with the Products. MacroPore at its expense shall provide Senko from time to time as requested by Senko with samples of Product sales and marketing materials. Senko shall be responsible for reproduction and distribution of such materials.  Senko shall be responsible for the translation, adaptation and/or modification of MacroPore’s sales and marketing materials as deemed appropriate by Senko, and MacroPore shall supply any available artwork or other materials reasonably requested by Senko for use solely in connection therewith. Notwithstanding the foregoing, MacroPore shall have final review of all product translations, modified marketing materials and literature prior to distribution in the Territory.

6.2                                 Senko Responsibilities. Senko agrees to be designated and act as MacroPore’s importer and distributor for the Products in the Territory (and to obtain any necessary licenses and permits for such importation and distribution).  Senko agrees to act as the Appointed Marketing Approval Holder for the Products in the Territory and shall be responsible for compliance with any and all applicable Pharmaceutical Affairs Laws (PAL) and with any such other laws which an importer or distributor of medical implants in the Territory must comply.  In addition, Senko shall obtain all (other than MacroPore responsibilities in Section 6.1 above) necessary government approvals,  consents, licenses and permits in the Territory or any governmental or political subdivisions thereof (collectively, “Approvals”), and for complying, and/or assisting MacroPore with complying with any and all applicable statutory, administrative or regulatory requirements of the Territory or any governmental or political subdivisions thereof (collectively, “Laws”), that are necessary for the importation, sale and storage of the Products within the Territory. These responsibilities include, or may include, without limitation, testing, warehousing, and tracking, product labeling and packaging, periodic evaluations of products, adverse event reporting, product documentation such as traceability, samples, sales literature and records, and documentation and reporting of recalls, which documentation shall be maintained by the Senko for 15 years after termination or expiration of this Agreement, any product registrations with any government agency or health authority, or any registration, approvals, or filing of this Agreement.  Without limiting the generality of the foregoing:

(a)                                              Senko shall bear all costs, fees and expenses associated with obtaining Approvals, as well as any other fees related to complying with laws of the Territory (other than MacroPore responsibilities in Section 6.1 above, all costs, fees and expenses associated with which shall be borne by MacroPore).  MacroPore shall bear all costs, fees and expenses associated with obtaining any approvals or complying with the laws of the United States and all other countries, if any, of manufacture of the Products.

(b)                                             The Shonin  (and/or any other Product registration and approval necessary for the importation and sale of Products in the Territory) issued by any governmental agency or health authority which are necessary to import and sell the Products within the Territory shall be the sole property of MacroPore and shall be issued to, and in the name of, MacroPore. In the event that any right, title, or interest in and to any such Shonin should be obtained by Senko in contravention hereof, Senko shall hold the same on behalf of MacroPore and shall transfer the same to MacroPore or its designee upon request and without expense to MacroPore.

(c)                                              Senko shall maintain complete and accurate records of all Products sold by Senko, any Affiliate of Senko and any subdistributors in sufficient detail to enable MacroPore to conduct an effective recall of Products if MacroPore determines that such a recall is required or otherwise necessary or appropriate.  In the event of a recall of any of the Products initiated by MacroPore, or by Senko if  directed by MHLW,

Senko and/or MacroPore will cooperate with and assist the other party in effecting a recall, including promptly contacting any purchasers that either party reasonably desires to be contacted, and Senko shall promptly communicate to such purchasers the information or instructions reasonably necessary to be transmitted relating to a recall, all of which customer contact and communication shall be conducted by Senko. Notwithstanding the foregoing, MacroPore shall pay, or reimburse Senko, for all other costs of effecting a recall, including any shipping costs related to returning recalled Products to MacroPore and replacing such recalled Products with new Products at MacroPore’s expense, unless such recall is caused by Senko’s (including any of its Affiliates and subdistributors) translations or modification of product labeling or marketing materials and MacroPore has not approved such translation or modification.

6.3                                 Regulatory Filing Milestone. Senko shall pay MacroPore the nonrefundable amount of $1,250,000 (One Million Two Hundred and Fifty Thousand US Dollars) within two (2) weeks of  MacroPore notifying Senko of completion of filing of the initial regulatory application to MHLW for the Products as a bioresorbable barrier for adhesion prevention,  adhesion control  and adhesion reduction for applications in general, OB/GYN and cardiac surgeries.  Photocopies of the application documents submitted to MHLW are to be provided to Senko.

6.4                                 Regulatory Clearance Milestone. Senko shall pay MacroPore the nonrefundable amount of $250,000 (Two Hundred and Fifty Thousand US Dollars) within two (2) weeks of MacroPore’s notice to Senko of the achievement of Commercialization.

7.                                       Examination and Audit of Senko Information.  Senko (a) shall maintain for at least three (3) years its books, records, contracts and accounts relating to the marketing and sale of the Products, including, without limitation, information concerning customer accounts, inventory levels, unit sales, Product prices, Product margins, competitor information, market trends and strategies, and promotional activities (collectively, “Senko Information”), and (b) shall permit examination thereof at all reasonable times and upon reasonable notice (in no event shall such notice be less than ten (10) Japanese business days) by MacroPore.  Senko shall allow representatives of MacroPore at any reasonable time to audit all relevant Product Information owned or controlled by Senko.  Senko shall provide MacroPore with copies of any documents reasonably requested by MacroPore as a result of such examination or audit.

7.1                                 Accounting Cooperation.        From time to time MacroPore may need assistance from Senko in complying with various accounting rules and regulations in keeping with its status as a publicly traded entity in the U.S.  Occasionally MacroPore requires information that cannot always be gleaned from publicly available records.  Accordingly, Senko agrees to make commercially reasonable efforts to provide requested information about its operations at MacroPore’s expense, provided that Senko shall be entitled to withhold any information it deems, in its sole discretion, to be compromising to its interests.

8.                                       Representations and Warranties of Senko.  Senko represents and warrants to MacroPore that it:

(a)                                  Has full and unrestricted authority to enter into this Agreement and, by entering into or performing under this Agreement, it will not breach any agreement to which it is currently a party;

(b)                                 Has the legal right, free of any right or interest of any third party, to disclose all information disclosed to the other party hereunder; and

(c)                                  Currently is in compliance with all Laws.

9.                                       Representations and Warranties of MacroPore.  MacroPore represents and warrants to Senko that it:

(a)                                  Has full and unrestricted authority to enter into this Agreement and by entering into or performing under this Agreement, it will not breach any agreement to which it is currently a party, and

(b)                                 Has the legal right, free of any right or interest of any third party, to disclose all information disclosed to the other party hereunder; and

(c)                                  Currently is in compliance with all Laws.

10.                                 Confidential Information.

10.1                           Definition.  Each of the parties hereto recognizes that the relationship created by this Agreement may involve access by Senko and MacroPore to information of substantial value to the other party, including, but not limited to, designs, drawings, plans, software, programs, material and manufacturing specifications, devices, trade secrets, applications, formulae, know-how, methods, techniques, and processes (whether related to MacroPore’s Patents, as defined herein, or otherwise), as well as financial, business, marketing and product development information, and customer lists relating to the Products (collectively, “Confidential Information”), provided that Confidential Information shall not include information (a) in the public domain or which subsequently falls into the public domain, (b) specifically intended by MacroPore for disclosure to customers of Senko, (c) which the non-disclosing party can prove was already known to it prior to the date of this Agreement, or (d) disclosed to the non-disclosing party in good faith by a third party having a legal right to do so.

10.2                           Non-Disclosure.  Each of the parties hereto acknowledges and agrees that the other party owns all right, title and interest in and to such party’s Confidential Information.  Each of the parties hereto further agrees that it shall (a) maintain the secrecy and confidentiality of all Confidential Information which comes to its attention, (b) take all necessary precautions to prevent any disclosure of Confidential Information by any person within its  control having access to said Confidential

Information, and (c) during the term of this Agreement and for so long as Confidential Information does not enter into the public domain through an act or omission of the disclosing party, neither publish, disclose nor disseminate any part of such Confidential Information in any manner (except as required by law), or use the same, without the prior written consent of the disclosing party.

10.3                           Injunctive Relief.  Each of the parties hereto understands and agrees that the Confidential Information has special value, the loss of which cannot be reasonably or adequately compensated in damages or in an action at law, and therefore, in the event of any breach or violation of the provisions of this Section 10 by MacroPore or Senko, the non-breaching party shall be entitled to equitable relief by way of injunction without the necessity of proving actual damages, which relief shall be in addition to, and not in limitation of, any other relief or rights to which such party may be entitled.  The terms and provisions of this Section 10 shall survive any termination or expiration of this Agreement.

11.                                 Warranty.

(a)                                  MacroPore represents and warrants to Senko that all Products sold under this Agreement will have been designed, manufactured, labeled, packaged and sold to Senko in accordance with all applicable laws and regulations, including (as applicable) FDA GMP requirements, ISO 13485 certification or successor requirements. Upon prior written notice, MacroPore shall cause Senko’s regulatory personnel to be provided with reasonable access from time to time to the facilities and records of MacroPore for the purpose of confirming MacroPore’s and the Product’s compliance with all applicable laws and regulations.

(b)                                 MacroPore warrants to Senko and to Senko’s customers that Products shall, when delivered to Senko, meet the specifications and, for a period of two (2) years after delivery of the Product to  Senko, be free from defects in materials and workmanship. The foregoing express warranty is contingent upon proper use of the Products in the applications for which they were intended as indicated in the Product label claims.  Senko shall invoice MacroPore for, and MacroPore shall promptly pay, all shipping, transportation, insurance and other expenses actually incurred in replacing Products that were under warranty.  MacroPore will repair, replace or credit Senko’s account for any Product that MacroPore reasonably determines does not comply with this warranty at the time of shipment to Senko or that otherwise does not conform to the express warranties herein; provided, however, that MacroPore shall have no obligation under this warranty to repair, make replacements, or grant credits necessitated in whole or in part by accidents; failure to maintain in accordance with any transportation, storage, handling, or maintenance, instructions supplied by MacroPore; damage by acts of nature, vandalism, burglary neglect or misuse; or other fault or negligence of Senko or (except for any strict liability of MacroPore) the customer or user.  Prior to returning any Product alleged to be defective, Senko shall notify MacroPore in writing of the claimed defect and shall include the model and lot/serial number of such Product, as well as the number and date of the invoice therefor.  No Product shall be returned without first obtaining a returned goods authorization from MacroPore, which authorization shall not be unreasonably withheld.  THE EXPRESS WARRANTIES SET FORTH ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY SPECIFICALLY DISCLAIMED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. IN NO EVENT SHALL MACROPORE’S LIABILITY FOR PRODUCT WARRANTY INCLUDE ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

12.                                 Trademarks.

12.1                           MacroPore’s Marks.  MacroPore owns or has the right to use the trademarks, service marks and/or trade names listed on Schedule 12 in connection with the sale of the Products in the Territory (“MacroPore’s Marks”), Certain of MacroPore’s Marks may be registered in the jurisdiction(s) which comprise the Territory.

12.2                           Use of MacroPore’s Marks by Senko.  MacroPore hereby grants to Senko an exclusive right and license to use MacroPore’s Marks solely in connection with the promotion, sale and distribution of the Products within the Territory.  This right and license shall not be assignable or transferable by, or subject to any encumbrance of, Senko in any manner whatsoever. Senko shall have the right to grant any sublicenses in the Territory solely for use in connection to the Products for sale within the Field of Use without MacroPore’s prior written consent.  All rights with respect to MacroPore’s Marks and all other trademarks, service marks and trade names used by MacroPore not specifically granted to Senko in this Agreement shall be and hereby are reserved to MacroPore. Nothing in this Agreement shall be deemed to constitute or result in an assignment of any of MacroPore’s Marks to Senko or the creation of any equitable or other interests therein.  Neither Senko nor any of its Affiliates or sublicensees shall use any of MacroPore’s Marks in any manner as a part of its business, corporate or trade name or otherwise.

12.3                           Acknowledgment of Ownership.  Senko acknowledges that (a) MacroPore owns MacroPore’s Marks and all goodwill associated with or symbolized by MacroPore’s Marks, (b) Senko has no ownership right in or to any of MacroPore’s Marks, and (c) Senko shall acquire no ownership interest in or to any of MacroPore’s Marks by virtue of this Agreement.  Senko shall do nothing inconsistent with MacroPore’s ownership of MacroPore’s Marks and related goodwill (such as using or registering any similar name or mark) and agrees that all use of MacroPore’s Marks by Senko shall inure to the benefit of MacroPore.

12.4                           Form of Use.  Senko shall use MacroPore’s Marks only in the form and manner prescribed from time to time by MacroPore.  Senko shall mark each Product and all advertising, promotional or other materials bearing any of MacroPore’s Marks with such notices as MacroPore may require, including, but not limited to, notices that MacroPore’s Marks are trademarks of MacroPore and are being used with the permission of MacroPore.

12.5                           Submissions.  Senko shall submit to MacroPore for its written approval before any use is made thereof, representative samples of all Products, stationery, invoices, catalogs, brochures, packages, containers, and advertising or promotional materials bearing any of MacroPore’s Marks which Senko or its Agents prepare.  Senko shall not make any use of MacroPore’s Marks unless and until it receives MacroPore’s prior written approval.  MacroPore shall have the absolute right to approve or reject any proposed use of any of MacroPore’s Marks, in its sole discretion.

12.6                           Registration.  MacroPore shall have the sole right to take such action as it deems appropriate to obtain trademark registration in the Territory for any of MacroPore’s Marks.  If it shall be necessary for Senko to be the applicant to effect any such registrations, Senko shall cooperate with MacroPore to effect any such registrations, and hereby does assign all of its right, title and interest in and to each such application, and any resulting registration, to MacroPore, and shall execute all papers and documents necessary to effectuate or confirm any such assignment.  Senko shall perform all reasonable and necessary acts and execute all necessary documents to effect the registration of MacroPore’s Marks as MacroPore may request, all at MacroPore’s sole expense.  Senko shall not obtain or attempt to obtain in the Territory, or elsewhere, any right, title or interest, registration, or otherwise, in or to MacroPore’s Marks, or any of them.  In the event that any such right, title or interest should be obtained by Senko in contravention hereof, Senko shall hold the same on behalf of MacroPore and shall transfer the same to MacroPore upon request and without expense to MacroPore.

12.7                           Infringement Information.  Senko shall notify MacroPore promptly of any unauthorized use of MacroPore’s Marks or of any mark confusingly similar thereto which comes to its attention.  MacroPore shall have the sole right to determine whether or not any action shall be taken against any such infringement, and Senko shall not institute any suit or take any action on account of any such infringement or imitation without first obtaining the written consent of MacroPore to do so.  Senko shall provide MacroPore with all reasonable assistance, at MacroPore’s expense, in any prosecution of any such action, including suits in which Senko is joined as plaintiff, MacroPore shall have the sole right to employ counsel and to direct the handling of the action and litigation and any settlement thereof, and Senko shall not share in any of the proceeds of judgment or settlement resulting from any such action.

12.8                           Termination of Use.  Upon expiration or earlier termination of this Agreement, Senko shall cease using MacroPore’s Marks in any manner, either similar or dissimilar to the use enumerated above.

13.                                 Patent Ownership and Rights to Inventions.

13.1                           No Ownership By Senko.  Subject to Section 13.2 below, Senko shall not be deemed by anything contained in this Agreement or done pursuant to it to acquire any right, title or interest in or to  MacroPore’s Patents (as defined in Section 15) or any patent now or hereafter covering or applicable to any Product, nor in or to any invention or improvement now or hereafter embodied in any Product, whether or not such invention or improvement is patentable under the laws of any country.

13.2                           New Inventions/Improvements.  If during the term of this Agreement or within one (1) year after the date of its termination, Senko, any of its Agents, or any person acting under contract with Senko, invents or designs any improved Product, whether or not patented or patentable in any jurisdiction, Senko shall make or cause a prompt and full disclosure to MacroPore of such invention, design, or improvement and shall grant, or cause the grant of a perpetual, irrevocable, non-exclusive, royalty-free worldwide license to MacroPore to use such invention, design or improvement, with an unlimited right in MacroPore to sublicense under such license.  At MacroPore’s request, Senko promptly shall supply or cause to be supplied to MacroPore such drawings, specifications, engineering data and shop practice information as may be reasonably necessary to enable MacroPore to use the invention, design or improvement.  Senko’s obligations under this Section 13.2 shall continue for so long after any termination of the Agreement as may be necessary for MacroPore to obtain effective use of the rights granted herein.

13.3                           Obligations of Employees.  Senko shall enter into appropriate contracts with its present and future Agents and with any persons acting under contract with Senko, obligating such Agents and other persons to grant the licenses and perform the other acts required under Section 13.2 above.  All such information and rights of inventions shall be deemed Confidential Information of MacroPore.

14.                                 Infringement of Third Party Rights.

14.1                           Patent Rights.

(a)                                  Defense of Claims.  MacroPore shall defend (without substantial delay), or at its option settle, any suit instituted against Senko that is based on an allegation that any Product (as sold by Senko in and for the Territory within the Field of Use) constitutes an infringement of any patent or any other intellectual property right.  MacroPore shall have sole control of defense of any such action, including any appeals and negotiations for the settlement or compromise thereof and shall have full authority to enter into a binding settlement or compromise; provided that MacroPore shall not enter into any settlement or compromise that may adversely affect Senko without Senko’s consent, which consent shall not be unreasonably withheld.  MacroPore shall indemnify, subject to the limitations set forth herein, Senko against any final award of damages and costs made against Senko and any settlement amounts as a result of any such action.  In order to qualify for such indemnification, Senko shall notify MacroPore promptly in writing of such claim, suit or proceeding and give MacroPore such information and assistance as MacroPore may reasonably request to settle and defend any such claim; provided the failure to give such notice, information and assistance shall only relieve MacroPore of liability under this subsection to the extent such failure adversely affects MacroPore’s ability to defend such action.

(b)                                 Limitation of Liability. MacroPore shall have no liability of any kind to Senko under Section 14.1(a) or based upon any other claim Senko may have to the extent any such claim is based upon or arises out of (a) the use of any Product in combination with an apparatus or device not manufactured, supplied or approved by MacroPore, (b) the use of any Product in a manner for which it was not designed or intended to be used, or (c) any modification of any Product by Senko or any third party that causes it to become infringing.

(c)                                  Replacement Product.  Notwithstanding the foregoing, if it is adjudicatively determined that any Product infringes, or in MacroPore’s sole opinion, may be found to infringe a third party’s patent or other intellectual property rights, or if the sale or use of the Products is, as a result, enjoined, then MacroPore shall, at its option and expense, either: (i) procure for Senko the right under such patent to sell or use, as appropriate, the Products; or (ii) replace the Products with other noninfringing functionally equivalent products; or (iii) modify the Products to make the Products functionally equivalent and noninfringing, remove any prior version of the Products in Senko’s inventory and refund the aggregate payments made therefor by Senko; or (iv) if the use of the Products is prevented by injunction, discontinue Product sales under the Agreement and remove any Products in Senko’s inventory and refund the aggregate payments paid therefor by Senko, in which event MacroPore shall promptly refund to Senko a pro rata portion (based on the portion of the original Term remaining) of the distribution rights fee paid by Senko pursuant to Section 2.3.

14.2                           Ownership.  MacroPore represents and warrants to Senko the following: MacroPore owns or possesses licenses or other rights to use all Intellectual Property (as defined below) used in the research, design, development, manufacture or sale of the Products in the Territory (the “MacroPore Intellectual Property”), free and clear of any liens, charges, security interests, mortgages, pledges, restrictions, or any other encumbrances of any kind which are inconsistent with the rights granted to Senko hereunder. To the knowledge of MacroPore, the MacroPore Intellectual Property is valid and has not been challenged in any judicial or administrative proceeding. MacroPore has taken all necessary steps or appropriate actions to record its interests, or to protect its rights, in the MacroPore Intellectual Property, to the extent that is necessary for Senko to exercise its rights under this Agreement. To the knowledge of MacroPore, no person or entity nor such person’s or entity’s business or products has infringed, misused, misappropriated or materially conflicted with the MacroPore Intellectual Property for use within the Territory, or currently is infringing, misusing, misappropriating or materially conflicting with the MacroPore Intellectual Property for use within the Territory. To the knowledge of MacroPore, all proprietary technical information developed by and belonging to MacroPore that has not been patented has been kept confidential (subject to the rights of MAST under the APA, each as defined in Section 22.1(b) below).  “Intellectual Property” means letters patent and patent applications; trademarks, service marks and registrations thereof and applications therefor; copyrights and copyright registrations and applications; mask works and registrations thereof; all inventions, discoveries, ideas, technology, know-how, trade secrets, data, information, processes, formulas, drawings and designs, licenses, computer programs and software; and all amendments, modifications, and improvements to any of the foregoing.

14.3                           Protection Of MacroPore’s Intellectual Property And Improvements.  MacroPore shall be responsible for filing, prosecuting and maintaining all US and foreign patents and copyrights and applications therefor to the extent it deems necessary or appropriate to protect the MacroPore Intellectual Property.

15.                                 Third Party Infringers.  If Senko becomes aware that a third party is or may be making unauthorized use of (a) any patent owned by MacroPore, or for which MacroPore has the exclusive right of use, which relates to the Products (“MacroPore’s Patents”), or (b) any other intellectual property rights relating to the Products owned or controlled by MacroPore, Senko shall promptly give MacroPore written notice thereof.  Senko shall not take any other action regarding such infringement without the prior written approval of MacroPore, which shall not be unreasonably delayed or withheld.  Senko shall cooperate with MacroPore, at no out-of-pocket expense to Senko, in connection with any action taken by MacroPore to terminate the infringements.  With respect to all claims and suits, including suits in which Senko is joined as plaintiff, MacroPore shall have the sole right to employ counsel and to direct the handling of the claim and litigation and any settlement thereof.

16.                                 Claims.

16.1                           Product Liability Claims.  Senko shall immediately notify MacroPore in writing of any products liability claim or action brought with respect to the Products based on alleged defects in the design or manufacture of the Products or other adverse claim regarding the Products.  Upon receiving such written notice, MacroPore shall assume and have sole control of the defense of any such claim or action, including the power to conduct and conclude any and all negotiations, compromises or settlements.  Senko shall comply with all reasonable requests from MacroPore for information, materials or assistance, with respect to the conduct of such defense at MacroPore’s expense.  MacroPore shall be responsible for payment of all claims based on MacroPore’s design or manufacture of the Products, and all legal expenses and costs incurred in that regard; provided, however, that MacroPore shall have no liability for any judgment, settlement, compromise, expenses or costs made or incurred by Senko without MacroPore’s consent, which shall not be unreasonably delayed or withheld.  Nothing in this section shall be construed as requiring MacroPore to conduct and/or assume Senko’s independent defense against any claim or action, if such claim or action involves the independent conduct, acts or omissions of Senko.

16.2                           Notice from Senko.  Senko shall promptly notify MacroPore of any potential or actual litigation or governmental activity in the Territory relating to the Products or the business operations of Senko or MacroPore.  Senko shall provide such notice with ten (10) Japanese business days from the time that Senko learns of such litigation or activity.

16.3                           Indemnification by Senko.  Senko assumes sole responsibility for all acts performed by it pursuant to this Agreement and shall be solely responsible for all Claims (as defined herein) in connection therewith.  Senko shall indemnify, defend and hold MacroPore harmless from any and all claims, actions, lawsuits, demands, costs, liabilities, losses, damages and/or expenses (including reasonable attorneys’ fees and costs of litigation) by any other party resulting from or relating to any acts, omissions or misrepresentations of Senko, its Agents or any of them (collectively, “Claims”).

16.4                           Indemnification by MacroPore.  MacroPore assumes sole responsibility for all acts performed by it pursuant to this Agreement and shall be solely responsible for all Claims (as defined herein) in connection therewith. MacroPore shall indemnify, defend and hold Senko harmless from any and all claims, actions, lawsuits, demands, costs, liabilities, losses, damages and/or expenses (including reasonable attorneys’ fees and costs of litigation) by any other party resulting from or relating to any acts, omissions or misrepresentations of MacroPore, its Agents or any of them (collectively, “Claims”).

17.                                 Insurance.  To the extent commercially available, each party  shall maintain in full force and effect product liability insurance and property damage insurance on its operations, with reasonable coverage limitations and terms.  Each party  shall provide the other party  with written notice of any cancellation of any insurance hereunder at least thirty (30) days prior to such cancellation.

18.                                 Term.  The term of this Agreement shall be for a period of five (5) years following Commercialization of the Product in Japan, and is renewable for an additional five (5) year term conditioned upon reaching mutually agreed Minimum Purchase Guarantees following the initial term.

19.                                 Termination.  This Agreement shall remain in full force and effect as specifically set forth in Section 18 hereof, unless earlier terminated as follows:

(a)                                  By mutual consent of the parties in writing at any time;

(b)                                 By either party upon giving written notice to the other party if such other party is in default of any material term or provision hereunder (including, without limitation, Senko’s failure to meet the Minimum Purchase Guarantee pursuant to Section 3.1 hereof), and such default is not cured within ninety (90) days of written notice of such default;

(c)                                  By either party upon giving written notice to the other party:  (i) if ownership, management, or control of the other party  or all or substantially all of the other party’s assets are transferred to a person or entity other than the person or entity exercising ownership, management or control at the date of this Agreement which transfer materially adversely affects the performance of such other party’s obligations hereunder; or (ii) if a court having jurisdiction shall enter a decree or order for relief in respect of the other party  in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for such other party or for any substantial part of its property, or order the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (iii) if the other party shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in any involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) for such other party for any substantial part of its property, or make any general assignment for the benefit of creditors, or fail generally to pay its debts as they become due or shall take any action in furtherance of any of the foregoing; or

(d)                                 A party may terminate this Agreement by giving notice in writing to the other party should an event of Force Majeure preventing performance by such other party continue for more than 180 consecutive days.  “Force Majeure” means any event or condition, not existing as of the date of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of either party, which prevents in whole or in material part the performance by one of the parties of its obligations hereunder, such as an act of government, war or related actions, civil insurrection, riot, sabotage, strike, epidemic, fire, flood, windstorm, and similar events.

20.                                 Effect of Termination.

20.1                           Effect of Full Termination. Termination or expiration of this Agreement shall not extinguish debts and other obligations created or arising between the parties by virtue of contracts or arrangements entered into hereunder before the effective date of termination or expiration of this Agreement (the “Termination Date”). Without limiting the generality of the foregoing, upon the Termination Date:

(a)                                  Senko shall not be relieved of its obligation to (i) pay for Products received by Senko prior to the Termination Date, or (ii) receive and pay for all Products covered by orders which have been received by MacroPore prior to the Termination Date, or (iii) make Section 5 royalty payments with regard to all Products received before or after the Termination Date by Senko;  MacroPore shall be obligated to complete all Product orders which were received by MacroPore prior to the Termination date, provided that MacroPore receives adequate assurance of payment; and in each such case, Senko shall be permitted to distribute such Products as well as any Products in Senko’s inventory within the Territory, subject to Section 20.1 (c).

(b)                                 Senko shall cooperate with MacroPore to allow for the orderly transfer of operations within the Territory to MacroPore or its designee; Senko shall provide MacroPore with (i) full and immediate access to all marketing and sales information pertaining to the Products, including, without limitation, customer lists, past sales history and Product pricing information, and (ii) copies of any such information upon MacroPore’s request.  Furthermore, Senko shall transfer all MacroPore Product registration and regulatory documentation necessary to facilitate transfer of the Territorial distribution to a third party as well as to transfer to MacroPore all of MacroPore’s Marks, MacroPore’s Patents which are then in the name of and/or held by Senko.

(c)                                  In the event of a termination resulting from a material breach of this Agreement by MacroPore, Senko shall have the right, at its option, to require MacroPore to repurchase from Senko all of Senko’s inventory of Products (excluding demonstration units and Products with less than 6 months shelf life remaining as of the effective date of termination) as of the termination date at MacroPore’s invoiced price (and inclusive of any shipping charges or taxes, but net of any price adjustments, credits or other allowances) to Senko for such Products.  Senko may exercise its option under this Section 20.1(c) by notifying MacroPore in writing no later than 30 days after the effective termination date. Senko shall be permitted to resell any such inventory of Products that MacroPore does not repurchase from Senko.

(d)                                 In the event of a termination resulting from a material breach of the Agreement by Senko, Senko shall submit to MacroPore within thirty (30) days after the Termination Date a list of all the Products owned by Senko which were purchased from MacroPore as of the Termination Date; MacroPore may, at its option, purchase any or all of such Products from Senko upon written notice of its intention to do so, at prices to be agreed upon between the parties but in no event greater than the respective prices paid by Senko to MacroPore for such products; after receipt of such Products from Senko, MacroPore will issue an appropriate credit to Senko’s account.

(d)                                 Senko shall cease to use any Confidential Information relating to or in connection with its continued business operations and shall  promptly return to MacroPore any and all registrations of MacroPore’s Marks and all physical, written and descriptive matter (including all reproductions and copies thereof) containing Confidential Information as MacroPore may specify.

(e)                                  NEITHER PARTY HERETO SHALL BE LIABLE TO THE OTHER PARTY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, INCIDENTAL OR CONSEQUENTIAL DAMAGES, ARISING FROM  THE TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.

20.2                           Effect of Partial Termination.  In the event that Senko’s distribution rights are reduced as provided for in Section 3.2, Senko shall assist and cooperate with MacroPore by providing MacroPore at MacroPore’s cost any regulatory materials related to the Territory and in executing any documents, if any, necessary to effectuate the distribution of the product through another distributor in parallel to Senko in the Territory.

21.                                 Excusable Delays.  MacroPore shall not be liable for any delay in the manufacture or delivery of Products pursuant to the terms and provisions of this Agreement, or for any damages suffered by Senko by reason of such delay, when such delay is, directly or indirectly, caused by, or in any manner arises from, fires, floods, accidents, riots, acts of God, war, governmental interference or restrictions, strikes, labor difficulties, back-orders, material shortages, regulatory or business interruptions, acts of Senko or any other cause beyond the reasonable control of MacroPore, whether similar or dissimilar to the foregoing.

22.                                 General Provisions.

22.1                           Successors and Assigns.

(a)                                  This Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the respective parties hereto; provided, however, that neither party shall have the right to assign any of its rights, delegate any of its duties, or subrep or contract out any of its duties under this Agreement without the prior written consent of the other party, which consent may not be unreasonably withheld.  For avoidance of doubt, it is understood and agreed that Senko may withhold such consent if the assignment, delegation or subrep or contract may, in Senko’s reasonable opinion, materially adversely affects the regulatory status of Products under the Shonin or application therefor, or may cause substantial delay in obtainment of the Shonin for Products, and/or materially effects the supply of the Products to Senko.  Neither party hereto shall be relieved of its respective right or obligations hereunder upon any assignment, whether voluntary, involuntary or by operation of law.  Subject to the preceding sentence, each term and provision of this Agreement shall be binding upon and enforceable against and inure to the benefit of any successors or assigns of the parties hereto.  For purposes of this Agreement, any change of voting or management control of Senko or MacroPore or any transfer (whether by sale of stock, sale of assets, merger or otherwise) of any substantial part of its business (each a “Change in Control”) shall constitute an assignment by Senko or MacroPore of its rights and interest in and to this Agreement.  In the event of a Change in Control, each party agrees to notify the other party in writing no less than thirty (30) days prior to such Change in Control.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

(b)                                 Notwithstanding Section 22.1 (a), MacroPore shall have the express right (not subject to any prior consent of Senko) to assign all of its rights, interests and obligations in and to this Agreement in connection with the purchase rights of MAST Biosurgery AG (“MAST”) granted to MAST in the May 7, 2004, Asset Purchase Agreement (“APA”), between MacroPore and MAST.  The APA provides that MAST shall have the right to purchase all rights of MacroPore to the Products in the Territory, which would include the rights and obligations of MacroPore provided by this Agreement.    Also, in the event of an assignment to MAST, MacroPore agrees to provide (i) a written notice with the detailed description of the assignment to Senko before the closing date of the assignment; and (ii) back-up supply of Product directly to Senko (and not through MAST) for the Term of this Agreement if MAST fails to supply Product to Senko in accordance with the terms of this Agreement, and such failure would otherwise amount to a material breach on the part of MAST.  The terms of the back-up supply shall be subject to all of the terms of this Agreement, except that the Product transfer price shall be established through good faith negotiations between the parties at the time of such failure, provided that such transfer price shall not be higher than that under this Agreement. Upon MAST’s provision of reasonably satisfactory assurances to Senko that it can and will resume the contractual supply of Product to Senko, MacroPore shall be relieved of this duty.

22.2                           Notices.  All notices, requests, demands and other communications which may be given or are required to be given under this Agreement shall be in writing and in the English language with certified translations as necessary.  All notices shall be sent by facsimile transmission and confirmed by letter, certified mail return receipt requested, and shall be deemed given on the date of such facsimile transmission.  All notices shall be addressed as set forth below in Schedule 22.2, hereto, or to such other address as each party hereto may from time to time designate by written notice to the other party as provided herein.

22.3                           Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California and the United States of America. Any actions, suits or proceedings arising out of or related to this Agreement shall be brought in, and determined exclusively by the courts of the State of California and the United States of America. The United Nations Convention for the International Sale of Goods will not apply.

22.4                           Resolution of Disputes.  The parties hereto (a) mutually consent and submit to the jurisdiction of any state or federal court of competent jurisdiction located in the City of San Diego, State of California, in any action or proceeding arising out of or relating in any manner to this Agreement, (b) each waive any claim that any such state or federal court is an inconvenient forum, and (c) each irrevocably agree that any and all actions or proceedings arising out of or relating to this Agreement or from transactions contemplated herein shall be exclusively heard only in such state or federal court, provided that nothing in this Section 22.4 shall affect MacroPore’s right to bring an action or proceeding against Senko in the courts of any other jurisdiction where the purpose of such action or proceeding is to (i) seek injunctive relief against Senko, or (ii) collect moneys due and owing from Senko to MacroPore on account of Senko’s failure to pay for Products or services provided by MacroPore.  Service of process in any such action or proceeding brought hereunder may be made by mailing copies of such process to the address of the parties provided for in Section 22.2 hereto, provided that nothing in this Section 22.4 shall affect the right of either party to serve legal process in any other manner permitted by law.

22.5                           Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the terms or provisions hereof.

22.6.                        Construction.  Whenever in this Agreement the context so requires, references to the masculine shall be deemed to include feminine and the neuter, references to the neuter shall be deemed to include the masculine and feminine, and references to the plural shall be deemed to include the singular and the singular to include the plural.  Any references in this Agreement to either party hereto shall include such party’s Agents.

22.7                           Waiver and Amendment.  No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by all of the parties hereto.  No waiver, forbearance or failure by any party hereto of its right to enforce any provision of this Agreement shall constitute a waiver or estoppel of such party’s right to enforce any other provision of this Agreement or a continuing waiver by such party of compliance with any provision.

22.8                           Severability.  The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable.  In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.  Nothing in this Agreement shall be interpreted or construed as creating, expressly or by implication, a partnership, joint venture, agency relationship or employment relationship between the parties hereto or between a party hereto and the respective Agents of the other party.

22.9                           Cooperation.  Each party hereto shall cooperate with the other party hereto and shall take such further action and shall execute and deliver such further documents as may be necessary or desirable in order to carry out the provisions and purposes of this Agreement.

22.10                     Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

22.11                     Entire Agreement.  This Agreement (including any exhibits and schedules hereto, each of which is incorporated herein and made a part of this Agreement) constitutes the entire agreement and understanding of the parties hereto and terminates and supersedes any and all prior agreements, arrangements and understandings, both oral and written, express or implied, between the parties hereto concerning the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

MACROPORE BIOSURGERY, INC.		SENKO MEDICAL TRADING CO.

By:	/s/ Christopher J. Calhoun	By:	/s/ Tetsuo Sasaki

Title: CEO		Title: President

Date: July 13, 2004		Date: July 16, 2004

EXCLUSIVE DISTRIBUTION AGREEMENT

SCHEDULES

Schedule 12

TRADEMARKS

Outside #	Title	Serial # or Registration #	Date Filed	Status
MA9672JP (Japan)	SURGIWRAP	2003-015208	27-Feb-03	Pending
MA9644JP (Japan)	CARDIOWRAP	2005-015207		Pending

Schedule 22.2

ADDRESSES

MACROPORE BIOSURGERY, INC.:

MACROPORE

Attention:  Bruce Reuter

6740 Top Gun Street

San Diego, CA  92121

(858) 458- 0900 – Telephone

(858) 458- 0994 – Facsimile

With copy to:

Attention:  Seijiro Shirahama

SENKO MEDICAL TRADING CO.:

SENKO

Attention:  Executive Director

20-12, 3-chome, Yushima

Bunkyo-ku, Tokyo, Japan

(813) 3836-9031 – Telephone

(813) 3836-9087 – Facsimile